EXHIBIT 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	Michelle A. Mahue Dawson
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 17.5%
INCREASE IN FFO PER SHARE FOR THE YEAR
ENDED DECEMBER 31, 2004

               CLEVELAND, OHIO, February 17, 2005 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that fourth quarter 2004 Funds From Operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.69 (diluted) and $0.70 (basic) as compared to $0.68 (diluted) and $0.69 (basic) per share for the same period in the previous year, a per share increase of 1.5% diluted and 1.4% basic. FFO available to common shareholders reached $73.0 million for the quarter ended December 31, 2004, as compared to $60.1 million for 2003, an increase of 21.5%. Net income available to common shareholders for the quarter ended December 31, 2004 decreased 8.4% to $74.1 million compared to $80.9 million for 2003, or $0.71 per share (diluted) and $0.72 (basic) in 2004 compared to $0.92 per share (diluted) and $0.94 (basic) for the same period in 2003. The decrease in net income for the quarter ended December 31, 2004 is primarily related to a decrease in gain on sales of real estate at both the consolidated level and joint venture level and a decrease in certain transactional income from 2003. These decreases were offset by (i) increases in 2004 operations which include the acquisition of assets from Benderson Development Company, Inc. (“Benderson”) and (ii) litigation expense in 2003.

               For the years ended December 31, 2004 and 2003, FFO (diluted) was $2.95 and $2.51, respectively, on a per share basis, an increase of 17.5%. The 2003 results were adjusted by a $0.03 (diluted) per share decrease to reflect a prior impairment charge previously not included in FFO in accordance with an SEC comment letter. FFO available to common shareholders for the year ended December 31, 2004 was $292.3 million compared to $211.7 million for 2003, an increase of 38.1%. Net income available to common shareholders for the year ended December 31, 2004 was $219.1 million, or $2.24 per share (diluted) and $2.27 (basic), compared to net income available to common shareholders of $189.1 million, or $2.27 per share (diluted) and $2.31 (basic) for 2003.

               Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “We are pleased to announce this quarter’s financial results, which reflect the growing strength of our asset class and the strong performance of our portfolio. In addition, we continued to structure and execute transactions during the quarter that support our investment strategy and result in long term value creation for shareholders.”

               FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv)

extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

               Leasing activity continues to be strong throughout the portfolio. During the fourth quarter of 2004, the Company executed 94 new leases aggregating 718,000 square feet and 223 renewals aggregating 806,000 square feet. Rental rates on new leases increased by 25.8% to $12.60 per square foot and rental rates on renewals increased by 8.4% to $11.99 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 12.0% to $12.27 per square foot.

               At December 31, 2004, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.79. Excluding the impact of the properties acquired from Benderson, the average annualized base rent per occupied square foot for the portfolio was $11.13, as compared to $10.82 at December 31, 2003.

               At December 31, 2004, the portfolio was 95.4% leased both including and excluding the impact of the properties acquired from Benderson, as compared to 95.1% at December 31, 2003. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of December 31, 2004, the portfolio was 94.7% occupied. Excluding the impact of the properties acquired from Benderson, the portfolio was 94.6% occupied, as compared to 94.3% at December 31, 2003.

               Same store Net Operating Income (“NOI”) relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2003 and since April 1, 2003 with regard to JDN assets, excluding properties under redevelopment) increased approximately $5.4 million (or 1.73%) for the year ended December 31, 2004, compared to the same period in 2003.

Strategic Real Estate Transactions:

Caribbean Properties Group

               In January 2005, the Company completed the acquisition of 15 Puerto Rican retail real estate assets, totaling nearly 5.0 million square feet from Caribbean Property Group, LLC (“CPG”), at an aggregate cost of approximately $1.15 billion. The financing for the transaction was provided by the assumption of approximately $660 million of existing debt and line of credit borrowings on the Company’s $1.0 billion senior unsecured credit facility. The availability on the line of credit was created through the sale of assets to joint ventures, as discussed below, and a $250 million common equity offering in December 2004. As of February 17, 2005, the Company’s balance on its $1 billion revolving credit facility was approximately $500 million.

Prudential Joint Venture

               In October 2004, the Company completed a $128 million joint venture transaction (“DPG Joint Venture”) with Prudential Real Estate Investors (“PREI”). The Company contributed 12 neighborhood grocery anchored retail properties to the joint venture, eight of which were acquired by the Company from Benderson and four of which were acquired from JDN. The joint venture assumed approximately $12 million of secured, non-recourse financing associated with two properties. The Company maintains a 10% ownership in the joint venture and continues day-to-day management of the assets. The Company earns fees for property management, leasing, and development. The Company recorded a gain of approximately $4.2 million on the contribution of the assets to the joint venture. This gain is not included in FFO.

Kuwait Financial Centre Joint Venture

               In November 2004, the Company completed a $204 million joint venture transaction (“DDR Markaz II”) with an investor group led by Kuwait Financial Centre-Markaz. The Company contributed 13 neighborhood grocery anchored retail properties to the joint venture, nine of which were acquired by the Company from Benderson, three of which were acquired from JDN and one of which was owned by the Company. The joint venture obtained approximately $150 million of a ten-year secured non-recourse financing at a fixed rate of approximately 5.1%. The Company maintains a 20% equity ownership in the joint venture and continues day-to-day management of the assets. The Company earns fees for property management, leasing and development. The Company recorded a gain of approximately $2.5 million on the contribution of the assets to the joint venture. This gain is not included in FFO.

MDT Joint Venture

               In December 2004, the Company contributed three operating properties to the MDT Joint Venture for approximately $96.6 million and recognized a gain of approximately $24.9 million. This gain is not included in FFO. In January 2005, the Company sold an additional two properties to the MDT Joint Venture for approximately $64.0 million and will recognize a merchant build gain of approximately $17 million in 2005. The Company maintains an approximate 14.5% ownership in the properties. The Company will remain responsible for all day-to-day operations of the properties and will receive its share of ongoing fees for property management, leasing and construction management, plus nominal one-time fees for financing and due diligence.

Benderson Transaction

               In 2004, the Company purchased 107 retail real estate assets with approximately 18 million square feet of GLA from Benderson, including 14 purchased directly by the Company’s MDT joint venture.

Coventry II

               In November 2004, the Company, through its joint venture with Coventry II, acquired a 20% interest in Buena Park Downtown, a 1.1 million square foot retail property located in Buena Park, California (northern Orange County) for approximately $91 million.

Expansions:

               During the twelve month period ended December 31, 2004, the Company completed seven expansion and redevelopment projects located in North Little Rock, Arkansas; Brandon, Florida; Starkville, Mississippi; Aurora, Ohio; Tiffin, Ohio; Monaca, Pennsylvania and Chattanooga, Tennessee at an aggregate cost of approximately $25.2 million. The Company is currently expanding/redeveloping eleven shopping centers located in Gadsden, Alabama; Tallahassee, Florida; Suwanee, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Erie, Pennsylvania; Brentwood, Tennessee and Johnson City, Tennessee at a projected incremental cost of approximately $33.9 million. The Company is also scheduled to commence construction on an additional expansion project at its shopping center located in Amherst, New York.

               During the twelve month period ended December 31, 2004, a joint venture of the Company completed the expansion of its shopping center located in Deer Park, Illinois at an aggregate cost of $14 million. Four of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California; Merriam, Kansas and Kansas City, Missouri at a projected incremental cost of approximately $47.4 million. One of the Company’s joint ventures is also scheduled to commence an additional expansion/redevelopment project at its shopping center located in Kirkland, Washington.

Development (Consolidated):

               During the twelve month period ended December 31, 2004, the Company substantially completed the construction of seven shopping centers located in Long Beach, California; Fort Collins, Colorado; St. Louis, Missouri; Hamilton, New Jersey; Apex, North Carolina; Irving, Texas and Mesquite, Texas.

               The Company currently has seven shopping center projects under construction. These projects are located in Miami, Florida; Overland Park, Kansas; Chesterfield, Michigan; Lansing, Michigan; Freehold, New Jersey; Mount Laurel, New Jersey and Pittsburgh, Pennsylvania. These projects are scheduled for completion during 2005 and 2006 at a projected aggregate cost of approximately $235.3 million and will create an additional 2.5 million square feet of retail space. At December 31, 2004, approximately $153.8 million of costs were incurred in relation to these development projects.

               The Company anticipates commencing construction in 2005 on two additional shopping centers located in Norwood, Massachusetts and McKinney, Texas.

Development (Joint Ventures):

               The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $119 million. These projects are located in Jefferson County (St. Louis, Missouri); Apex, North Carolina (Phases III and IV), adjacent to a wholly-owned development project; and San Antonio, Texas. A portion of the project located in Jefferson County (St. Louis, Missouri) has been substantially completed. The remaining projects are scheduled for completion in 2005 and 2006. At December 31, 2004, approximately $24.5 million of costs were incurred in relation to these development projects.

Dispositions:

               In the fourth quarter of 2004, the Company sold eight non-core assets for an aggregate sales price of approximately $40.8 million and recorded an aggregate net gain of $8.0 million, which is not reflected in FFO. The Company sold several outparcels during the fourth quarter and recognized a gain on sale and FFO of approximately $5.3 million.

               In December 2004, one of the Company’s RVIP joint ventures sold a shopping center in Mission Viejo, California, aggregating 45,600 square feet, and a portion of a shopping center in Puente Hills, California, aggregating 180,000 square feet of GLA, for an aggregate sales price of approximately $51.2 million. The joint venture recognized a gain of approximately $13.6 million of which the Company’s proportionate share was approximately $4.6 million which was not included in FFO.

Financings:

               In December 2004, the Company issued 5.45 million common shares and received net proceeds of approximately $246 million. The proceeds from this offering were used to acquire the 15 Puerto Rico shopping center assets from CPG, which closed in January 2005.

               Developers Diversified Realty Corporation currently owns and manages approximately 470 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 107 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

               A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle A. Mahue Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.

               Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant or the inability to effectively integrate operations of an acquisition or the under performance of an acquisition, the inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Year Ended
	Ended December 31,		December 31,
Revenues:	2004	2003	2004	2003

Minimum rent (A)	$118,953	$86,575	$430,991	$337,381
Percentage and overage rents (A)	2,916	2,412	7,609	5,651
Recoveries from tenants	35,115	26,633	122,406	93,380
Ancillary income	1,045	1,033	3,325	2,347
Other property related income	924	255	4,300	911
Management fee income	4,162	2,914	14,626	10,647
Development fees	587	470	2,311	1,446
Other (B)	1,120	3,965	13,365	13,969

	164,822	124,257	598,933	465,732

Expenses:
Operating and maintenance	22,753	19,098	71,520	61,125
Real estate taxes	21,388	15,423	78,094	57,041
General and administrative (C)	14,145	12,819	47,126	40,820
Depreciation and amortization	37,763	25,554	131,577	93,155

	96,049	72,894	328,317	252,141

Other income/(expense)
Interest income	1,065	1,190	4,235	5,082
Interest expense	(37,448)	(24,069)	(129,659)	(88,837)
Other expense (D)	(320)	(9,636)	(1,779)	(10,119)

	(36,703)	(32,515)	(127,203)	(93,874)

Income before equity in net income of joint ventures, gain on sale of joint venture interests, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations, gain on sales of real estate and cumulative effect of adoption of a new accounting standard	32,070	18,848	143,413	119,717
Equity in net income of joint ventures (E)	10,409	21,218	40,895	44,967
Gain on sale of joint venture interests (E)	—	7,950	—	7,950
Minority equity interests (F)	(1,719)	(563)	(5,013)	(5,365)
Income tax of taxable REIT subsidiaries and franchise taxes	789	(392)	(1,469)	(1,626)

Income from continuing operations	41,549	47,061	177,826	165,643
Income (loss) from discontinued operations (G)	8,149	(364)	10,295	686

Income before gain on sales of real estate and cumulative effect of adoption of a new accounting standard	49,698	46,697	188,121	166,329
Gain on sales of real estate, net of tax	38,150	44,789	84,642	73,932

Income before cumulative effect of adoption of a new accounting standard	87,848	91,486	272,763	240,261
Cumulative effect of adoption of a new accounting standard (I)	—	—	(3,001)	—

Net income	$87,848	$91,486	$269,762	$240,261

Net income, applicable to common shareholders	$74,055	$80,881	$219,056	$189,056

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$74,055	$80,881	$219,056	$189,056
Depreciation and amortization of real estate investments	37,647	25,160	130,536	93,174
Equity in net income of joint ventures	(10,409)	(21,218)	(40,895)	(44,967)
Gain on sale of joint venture interests	—	(7,950)	—	(7,950)
Joint ventures’ FFO (E)	11,824	23,127	46,209	47,942
Minority equity interests (OP Units)	691	466	2,607	1,769
Gain on sales of depreciable real estate, net (H)	(40,778)	(40,335)	(68,179)	(67,352)
Cumulative effect of adoption of a new accounting standard (I)	—	—	3,001	—

FFO available to common shareholders	73,030	60,131	292,335	211,672
Preferred dividends	13,793	10,605	50,706	51,205

FFO	$86,823	$70,736	$343,041	$262,877

Per share data:
Earnings per common share
Basic	$0.72	$0.94	$2.27	$2.31

Diluted	$0.71	$0.92	$2.24	$2.27

Dividends declared	$0.51	$0.46	$1.94	$1.69

Funds From Operations — Basic (J)	$0.70	$0.69	$2.98	$2.54

Funds From Operations — Diluted (J)	$0.69	$0.68	$2.95	$2.51

Basic — average shares outstanding (thousands) (J)	102,979	86,206	96,638	81,903

Diluted — average shares outstanding (thousands) (J)	105,264	88,414	99,024	84,188

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the twelve month period ended December 31, 2004 as compared to 2003, aggregated $94.4 million consisting of $3.3 million related to leasing of core portfolio properties (an increase of 1.4% from 2003), $13.3 million from the acquisition of four shopping centers in 2003 and 2004, $83.1 million from the properties acquired from Benderson, $19.5 million from the JDN merger, $2.9 million from the consolidation of a joint venture interest due to the adoption of FIN 46 and $1.4 million related to developments and redevelopments. These amounts were offset by a decrease of $0.1 million relating to the business center properties and $29.0 million due to the sale of properties to joint ventures in 2003 and 2004. Included in the rental revenues for the twelve month periods ended December 31, 2004 and 2003 is approximately $7.4 million and $6.3 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the twelve month periods ended December 31, 2004 and 2003 was comprised of the following (in millions):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Lease termination and bankruptcy settlements	$0.9	$0.4	$10.1	$6.9
Acquisition and finance fees	—	3.4	3.0	3.5
Settlement of call option (1)	—	—	—	2.4
Sale of option rights and other miscellaneous	0.2	0.2	0.3	1.2

	$1.1	$4.0	$13.4	$14.0

(1)	Settlement of a call option on March 31, 2003 relating to the MOPPRS debt assumed from JDN, principally arising from an increase in interest rates from the date of acquisition, March 13, 2003, to the date of settlement.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the twelve month periods ended December 31, 2004 and 2003, general and administrative expenses were approximately 4.9% and 5.3%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of the following (in millions):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Abandon acquisition and development projects	$0.3	$0.4	$1.8	$0.9
Litigation expense	—	9.2	—	9.2

	$0.3	$9.6	$1.8	$10.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period		Year Ended
	Ended December 31,		December 31,
	2004	2003	2004	2003
Revenues from operations (a)	$96,594	$80,461	$339,446	$255,541

Operating expense	34,219	25,858	118,922	87,842
Depreciation and amortization of real estate investments	27,613	11,345	68,110	40,663
Interest expense	22,452	18,220	79,149	71,094

	84,284	55,423	266,181	199,599

Income from operations before gain on sale of real estate and discontinued operations	12,310	25,038	73,265	55,942
(Loss) gain on sale of real estate	(38)	—	4,787	569
Income from discontinued operations, net of tax	1,180	1,063	1,115	513
Gain on sale from discontinued operations, net of tax	14,727	6,959	39,612	63,875

Net income	$28,179	$33,060	$118,779	$120,899

DDR Ownership interests (b)	$10,667	$21,915	$42,150	$46,593

Funds From Operations from joint ventures are summarized as follows:
Net income	$28,179	$33,060	$118,779	$120,899
Gain on sale of real estate including discontinued operations	(13,577)	(6,286)	(37,866)	(59,354)
Depreciation and amortization of real estate investments	27,891	11,965	68,456	45,074

	$42,493	$38,739	$149,369	$106,619

DDR ownership interests (b)	$11,824	$23,127	$46,209	$47,942

DDR partnership distributions received, net	$15,585	$58,743	$77,505	$112,218

(a)	Revenues for the three month periods ended December 31, 2004 and 2003 included approximately $2.0 million and $2.4 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.4 million and $0.5 million, respectively. Revenues for the twelve month periods ended December 31, 2004 and 2003 included approximately $6.5 million and $4.8 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $1.4 million and $1.2 million, respectively.

(b)	Included in equity in net income of joint ventures for the twelve months ended December 31, 2004, is approximately $3.2 million of previously deferred gain related to the sale of joint venture property at the end of 2003. This amount was deferred until certain construction and leasing obligations were achieved.

The Company’s share of joint venture related income has been allocated between two line items in 2003, equity in net income of joint ventures and gain on sale of joint venture interests, on the Company’s income statement. Included in equity in net income of joint ventures is approximately $7.5 million of promoted income received from the Company’s joint venture partners during the fourth quarter of 2003 which is included in the Company’s FFO. Also included in the joint venture net income and FFO, in the fourth quarter of 2003, is a gain associated with the early extinguishment of debt of approximately $4.2 million of which the Company’s proportionate share approximated $3.4 million.

The Company’s share of joint venture net income has been reduced by $0.3 million and $20.1 million for the three month periods ended December 31, 2004 and 2003, respectively, and by $1.3 million and $21.0 million for the twelve month periods ended December 31, 2004 and 2003, respectively, to reflect additional basis depreciation and adjustments to gain on sale. The $21 million adjustment in 2003 is primarily the result of the elimination of a significant portion of gain on sale from the sale of seven joint venture assets to the MDT Joint Venture in the fourth quarter of 2003. The Company has retained 14.5% effective ownership interest in these assets and accordingly is required to defer a portion of the gain.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

At December 31, 2004 and 2003, the Company owned joint venture interests relating to 103 and 54 shopping center properties, respectively. In addition, at December 31, 2004 and 2003, the Company, through a joint venture, owned an interest of approximately 25% in 63 and 72 shopping center sites, respectively, formerly owned by Service Merchandise.

(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Minority interests	$1,028	$97	$2,406	$1,360
Preferred Operating	—	—	—	2,236
Partnership Units Operating Partnership Units	691	466	2,607	1,769

	$1,719	$563	$5,013	$5,365

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Revenues	$725	$1,821	$6,314	$8,769

Expenses:
Operating	277	674	2,132	2,555
Interest, net	109	264	788	1,284
Depreciation	132	502	1,070	2,064
Impairment charge	—	—	586	2,640

	518	1,440	4,576	8,543

Income from discontinued operations	207	381	1,738	226
Minority interests	—	—	(4)	—
Gain (loss) on sales of real estate	7,942	(745)	8,561	460

	$8,149	$(364)	$10,295	$686

(H)	For the twelve month period ended December 31, 2003, the Company previously reported an impairment charge of $2.6 million, now reclassified as discontinued operating expenses, in “G” above, which was reflected as an add back to FFO similar to a loss on sale of real estate. In accordance with comments received from the SEC, this charge has been reflected in FFO available to common shareholders as the Company previously reported FFO available to common shareholders of $265.5 million or $2.58 per share (basic) and $2.54 per share (diluted) for the twelve month period ended December 31, 2003.

(I)	The cumulative effect of adoption of a new accounting standard (FIN 46) of approximately $3.0 million is attributable to the consolidation of a 50% owned shopping center property in Martinsville, Virginia and the minority partner’s share of cumulative losses.

(J)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of 1.3 million and 1.1 million Operating Partnership Units (OP Units) outstanding at December 31, 2004 and 2003 into 1.4 million and 1.1 million common shares of the Company for the three month periods ended December 31, 2004 and 2003, respectively and 1.3 million and 1.1 million for the twelve month periods ended December 31, 2004 and 2003, on a weighted average basis. The weighted average diluted shares and OP Units outstanding were 99.1 million and 88.5 million for the three month periods ended December 31, 2004 and 2003, respectively, and 105.4 million and 84.3 million for the twelve month periods ended December 31, 2004 and 2003, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	December 31, 2004	December 31, 2003
Assets:
Real estate and rental property:
Land	$1,238,242	$821,893
Buildings	3,998,972	2,719,764
Fixtures and tenant improvements	120,350	90,384
Construction in progress	245,860	252,870

	5,603,424	3,884,911
Less accumulated depreciation	(568,231)	(458,213)

Real estate, net	5,035,193	3,426,698

Cash	49,871	11,693
Restricted cash	—	99,340
Advances to and investments in joint ventures	288,020	260,143
Notes receivable	17,823	11,741
Receivables, including straight line rent, net	84,843	76,509
Other assets, net	107,797	55,027

	$5,583,547	$3,941,151

Liabilities:
Indebtedness:
Revolving credit facilities	$60,000	$186,500
Variable rate unsecured term debt	350,000	300,000
Unsecured debt	1,220,143	838,996
Mortgage and other secured debt	1,088,547	757,635

	2,718,690	2,083,131
Dividends payable	62,089	43,520
Other liabilities	192,514	152,992

	2,973,293	2,279,643
Minority interests	55,935	47,438
Shareholders’ equity	2,554,319	1,614,070

	$5,583,547	$3,941,151

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31,	December 31,
	2004	2003
Land	$798,852	$519,846
Buildings	2,298,424	1,692,367
Fixtures and tenant improvements	42,922	24,985
Construction in progress	25,151	38,018

	3,165,349	2,275,216
Accumulated depreciation	(143,170)	(118,755)

Real estate, net	3,022,179	2,156,461
Receivables, including straight line rent, net	68,596	47,165
Leasehold interests	26,727	28,895
Other assets	96,264	83,776

	$3,213,766	$2,316,297

Mortgage debt (a)	$1,803,420	$1,321,117
Notes and accrued interest payable to DDRC	20,616	31,683
Amounts payable to other partners	46,161	32,121
Other liabilities	75,979	80,681

	1,946,176	1,465,602
Accumulated equity	1,267,590	850,695

	$3,213,766	$2,316,297

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $420.8 million and $368.5 million at December 31, 2004 and December 31, 2003, respectively.